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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Peregrine Pharmaceuticals, Inc. for the registration of 10,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated June 21, 2002 (except for Note 14, as to which the date is August 13, 2002 and Note 1, as to which the date is March 19, 2003), with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended April 30, 2002, filed with the Securities and Exchange Commission.



                                       /s/ ERNST & YOUNG LLP



Orange County, California
March 19, 2003